                   U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON D.C.

                                  FORM 8-K/A

                               AMENDMENT NO. 1

                                CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                 APRIL 5, 1996
             Date of Report (Date of Earliest Event Reported)



                          POWERHOUSE RESOURCES, INC.
           Exact Name of Registrant as Specified in its Charter


     COLORADO                0-11546                  84-0832977
  State or other          Commission file          IRS Employer Iden-
  Jurisdiction of             Number               tification Number
  Incorporation



               1624 MARKET STREET, SUITE 303, DENVER, CO  80202
         Address of Principal Executive Offices, Including Zip Code


                                (303) 595-8555
           Registrant's Telephone Number, Including Area Code



                                      N/A
          Former Name or Former Address, if Changed Since Last Report

Item 2.   Acquisition or Disposition of Assets.

     In the initial filing of the current report on Form 8-K dated April 5, 1996, Powerhouse Resources, Inc. (the "Company") reported that it had sold all of the outstanding stock of its wholly owned subsidiary, Crescent Oil & Gas Corporation ("Crescent") to Monument Resources, Inc. ("Monument") and the Company received 1,000 shares of Monument series A convertible preferred stock. The shares of preferred stock would have been convertible into a total of up to 4,600,000 shares of Monument common stock upon the occurrence of certain events. The actual number of Monument common shares would have ranged from a minimum of 3,000,000 shares up to 4,600,000 shares depending on the Company fulfilling certain financial commitments and also whether Monument exercised on option to acquire the Company's rights to an oil storage and warf on a site in China.

     On August 5, 1996 the Company, Crescent and Monument entered into a supplement to the Agreement which substantially modified the original plan of Monument acquiring Crescent. Effective as of April 1, 1996, Monument will now acquire only the assets of Crescent known as (a) the Galvan Ranch property, Webb County, Texas; (b) the Leavenworth, Kansas gas system pipeline, wells, buildings and equipment; and (c) the East Voss property in Knox County, Texas. Monument will issue 3,000,000 shares of its Common Stock to the Company subject to the execution of documents necessary to assign the properties and clear liens and encumbrances against the properties. In addition, all of the 1,000 shares of Monument's convertible preferred stock originally issued to Powerhouse will be canceled. In addition to the issuance of 3,000,000 shares, Monument will pay the Company the sum of $225,000 in cash. The 3,000,000 shares of Common Stock issued to the Company represents approximately 39.5% of the shares now outstanding.

Item 7.   Financial Statements and Exhibits

     (a) Financial Statements. The financial statements required are not yet available and will be filed by amendment at the earliest practicable date.

     (b) Pro Forma Financial Information. The proforma financial information required by Article II of Regulation S-X is not yet available, and will be filed by amendment at the earliest practicable date.

     (c)  Exhibits.

          2) Agreement and Plan of Reorganization among Powerhouse Resources, Inc., Crescent Oil & Gas Corporation and Monument Resources, Inc. and Addendum thereto.**

          2.1) Supplement to agreement dated August 5, 1996.







- --------------------
** Filed previously and accepted by the Securities & Exchange Commission on May 1, 1996.